Exhibit 10.21
REGULATIONS FOR THE FIRST AND SECOND CYCLE OF THE SHARE PLAN LINKED TO OBJECTIVES.
1. INTRODUCTION
At the proposal of the Appointments & Remuneration Committee, these regulations (the “Regulations”) have been approved, by the Executive Committee of Banco Santander, S.A. (“Banco Santander” of “the Bank”) at its meeting on December 3, 2007, in execution of the resolution adopted by the Bank’s shareholders at the Ordinary General Meeting on 23rd June 2007. The Regulations contain the rules governing the First Cycle of the Grupo Santander Share Plan Linked to Objectives, corresponding to the years 2007 and 2008 (the “First Cycle”) and the years 2007, 2008 and 2009 (the “Second Cycle”).
In cases where, due to the application of local ruling, the contents of the Regulations need to be adapted or supplemented, the respective bodies of the institutions have adopted the necessary resolutions. The regulations resulting from such resolutions (in each case, the “Supplementary Regulations”) will be notified to the Participants affected thereby.
Therefore, the First Cycle and Second Cycles are governed by the Regulations, and where applicable, by the Supplementary Regulations.
For the purpose of these regulations, “Grupo Santander” is understood as the group comprising, at all times, Banco Santander and the companies consolidated with it by global integration.
2. PARTICIPANTS AND MAXIMUM NUMBER OF SHARES ASSIGNED
First Cycle Participants (the “Participants”) are those executives of Grupo Santander (including executive Directors and members of Senior Management) that the Executive Committee, acting by delegation from the Board of Directors, has decided to include therein.
Under the terms contemplated in the Regulations and the Supplementary Regulations, and provided the established conditions are met, each of the Participants will be eligible to receive up to the maximum number of Santander shares assigned to him/her by the Executive Committee (the “Maximum Number of Shares”) for each of the Cycles.
The status of Participant and the Maximum Number of Shares will be notified individually to each of the Participants.
3. NUMBER OF SHARES TO BE AWARDED
The number of shares awarded to each Participant will be determined by multiplying the Maximum Number of Shares assigned to the Participant in question by the sum of the coefficients obtained on comparing, under the terms contemplated in the Regulations, the performance of Banco Santander with that of the institutions included in a group (the “Benchmark Group”) with respect to two parameters: Total Shareholder Return (“TSR”) and the growth of Earnings per Share (“EPS”).
In order to reach such determination, the following rules will apply:

(i)	TSR:

TSR will be understood, for the purpose of this plan, as the difference (expressed as a percentage ratio) between the Final Value (as defined below) of a hypothetical investment in ordinary shares (of Banco Santander and of each of the institutions included in the Benchmark Group) and the Initial Value (as defined below) of that same hypothetical investment, bearing in mind that for calculating such Final Value, the dividends or other similar amounts received by the shareholder on said investment during the respective period of time will be considered as if they had been invested in more shares of the same type on the first date on which the dividend is payable to the shareholders and at the average weighted listed price on that date.

The Initial Value will be taken as the weighted average per daily volume of the average weighted price of the share in question on the fifteen Trading Days (as defined below) immediately preceding 1st April 2007 (exclusive). The Final Value will be taken as the weighted average per daily volume of the average weighted price of the share in question on the fifteen Trading Days immediately prior to 1st April 2009 or 1st April 2010 (both exclusive), referring to the First or Second Cycle, respectively.

For calculating the Initial and Final Values, the listed price reference in the Main Market for the share in question will be taken (i.e., the market with the largest trading volume, and in case of doubt, that which coincides with the place or country of the registered office of the institution in question and in the currency in which the share is listed).

Trading Day will be understood as any day on which the Main Market for the share in question is open for trading during normal hours.

(ii)	EPS growth

For both Banco Santander and for each of the institutions included in the Benchmark Group, EPS growth is understood as the percentage difference between the Earnings Per Share (as defined below) stated in the audited consolidated financial statements in respect of the last financial year closed to 31st December 2006, inclusive (the “Initial Financial Statements”) and the Earnings Per Share stated in the audited consolidated financial statements for the last financial year closed by each institution to 31st December 2008 or 31st December 2009 (both inclusive) referring to the First or Second Cycle, respectively (the “Final Financial Statements”).

Earnings Per Share for each institution will be understood as the datum shown as earnings per share in ordinary and uninterrupted activities in their Initial or Final Financial Statements, as the case may be.

(iii)	Benchmark Group

The Benchmark Group will initially include the following 21 institutions:

Bank	Country
ABN AMRO Holding	The Netherlands
Banco Itau	Brazil
Bank of America	U.S.A.
Barclays	U.K.
BBVA	Spain
BNP Paribas	France
Citigroup	U.S.A.
Credit Agricole	France
HBOS	U.K.
HSBC Holdings	U.K.
Intesa Sanpaolo	Italy
JP Morgan Chase & Co.	U.S.A.
Lloyds TSB Group	U.K.
Mitsubishi	Japan
Nordea Bank	Sweden
Royal Bank of Canada	Canada
Royal Bank of Scotland Group	U.K.
Société Générale	France
UBS	Switzerland
Unicredito Italiano	Italy
Wells Fargo & Co.	U.S.A.
(iv)	Comparison

Once the TSR and the EPS growth have been calculated for both Banco Santander and each of the institutions included in the Benchmark Group, the institutions will be placed in descending order, from the highest to the lowest, in respect of each of the two parameters.

Each of the two criteria (TSR and EPS growth) will have a separate 50% weighting when determining the percentage of shares to be awarded, based on the following scale and in terms of Banco Santander’s relative position versus the Benchmark Group institutions:

Percentage
Santander’s	of shares
position in	gained over
the TSR	the
ranking	maximum
1st to 6th	50%

7th	43%

8th	36%

9th	29%

10th	22%

11th	15%

12th onwards	0%

Santander’s	Percentage
position in	of shares
the EPS	gained over
growth	the
ranking	maximum
1st to 6th	50%

7th	43%

8th	36%

9th	29%

10th	22%

11th	15%

12th onwards	0%

Should any of the institutions included in the Benchmark Group be acquired by another company, cease to trade or disappear, they will be removed from the Benchmark Group. In such event or any other similar situation, the comparison with the Benchmark Group will be made in such a way that, for each of the parameters being considered (TSR and growth of EPS) the maximum percentage of shares will be gained if Santander remains within the first quartile (including the 25%ile) of the Benchmark Group. No shares will be gained if Santander is below the average (50%ile) of the Benchmark Group. 30% of the maximum of the shares will be gained within the average (50%ile) and for positions between the average (exclusive) and the first quartile (25%ile exclusive), the calculation will be made by linear interpolation.
4. PERMANENCE
In order to be elegible to receive the shares finally resulting from the determination made as established in section 3 above, the Participant must have been actively employed by Banco Santander (or a company belonging to its Group) for an uninterrupted period from the date of notification of his/her Participant status until 30th June 2009 or 30th June 2010 (in the case of the First or Second Cycle, respectively) notwithstanding what is stated in the following rules of this section.
When termination of the employment relationship with Banco Santander or another Grupo Santander institution is due to retirement or pre-retirement on the initiative of the employer of the Participant, unfair dismissal, unilateral waiver by the Participant with just cause, forced leave of absence, permanent disability or death, or because the employer institution, other than Banco Santander, ceases to belong to Grupo Santander, entitlement to the award of the shares will continue as if none of such circumstances had occurred, except for the following changes:
-	In the event of death, such entitlement will pass to the Participant’s successors.
-	The number of shares to be awarded will be the result of multiplying the corresponding Maximum Number of Shares to be awarded as stated in section 3 above, by the quotient resulting from dividing the number of days elapsed between 1st January 2007 and the date of occurrence of the death, retirement, pre-retirement, dismissal, leave or other circumstance determining the application of this rule, both inclusive, by the number of days existing between 1st January 2007 and 31st December 2008, both inclusive, or between 1st January 2007 and 31st December 2009, both inclusive, in the case of the First or Second Cycles, respectively.
In cases of justified temporary leave, leave of absence to care for children or other family members, no change will occur in the rights of the Participant.
Should the Participant be transferred to another company belonging to the Group (including international assignment and/or expatriation), without any other modification circumstances occurring, no change will occur in the Participant’s rights.
Whenever the employment relationship is terminated by mutual agreement or because the Participant obtains a leave of absence not referred to in any of the preceding paragraphs, whatever is established in the termination or leave of absence agreement will apply.
5. AWARDING OF SHARES
If the necessary requirements have been met, the shares assigned to each Participant, in the number as contemplated in sections 2 and 3 above, will be awarded to him/her no later than 31st July 2009 or 31st July 2010, in the case of the First or Second Cycles, respectively, on the date determined by the Executive Committee (by delegation from the Board of Directors) of Banco Santander.
The shares will be handed over through the technical mechanisms (securities account, deposit...) appropriate in each case, the respective expenses being for the Participant’s account.
As appropriate, the shares may be handed over by Banco Santander or by another of its Group companies, using old or new shares, already available or obtained from third parties.
What is stated in the preceding paragraphs is understood as notwithstanding the fact that, in those cases in which, in the exclusive opinion of the Board of Directors of Banco Santander (or, by delegation from the latter, its Executive Committee) legal, regulatory or tax circumstances make it necessary or advisable, the mechanisms used for handing over the shares may be adapted (including substitution by equivalent cash payments) without altering the basic conditions. Such cases, to be judged by the Board of Directors (and, by delegation from the latter, the Executive Committee of Banco Santander) are governed by the respective Supplementary Regulations.
6. ADMINISTRATION OF THE PLAN
The Board of Directors of Banco Santander (and by delegation from it, its Executive Committee) has the necessary powers for the administration of the First and Second Cycles, notwithstanding the possibility of authorising the appropriate bodies or departments to carry out specific tasks related thereto and any execution decisions requiring the participation of local bodies or departments or of the different institutions whose employees include Participants.
In particular, the Executive Committee may interpret what is established in the Regulations and Supplementary Regulations and adapt them (without affecting the basic content of the resolutions of the General Meeting referred to in section 1) to any new circumstances that might arise, including, whenever necessary, the rules of comparison among the Benchmark Group institutions in the event of unexpected alterations.
Banco Santander will use the services of an independent third party to carry out the work required for calculating the fulfilment of the objectives to which the number of shares to be awarded is linked, and to advise it in cases where it is necessary to interpret or adapt the Regulations or the Supplementary Regulations.

7. GENERAL PROVISIONS
The assigning of shares in the First and Second Cycles, and therefore, the status as Participant of the same, gives rise exclusively to the expectations and rights contemplated in the Regulations (and where applicable, in the Supplementary Regulations) under the terms established therein. Such assignment is of an extraordinary nature, does not constitute salary and does not grant any rights additional to those contemplated in these Regulations (and where applicable, the Supplementary Regulations) or consolidate the right of being a Participant in any future cycles of the Plan for the Awarding of Shares Linked to Objectives or any other plan.
Each of the Participants should confirm with their tax advisors the tax treatment specifically applicable to them in respect of the income generated by these First and Second Cycles. In any event, the Participant or his/her assignees are responsible for paying any tax, levy or duty generated as a result of their participation in the First and Second Cycles, notwithstanding the fact that their employer may be obliged to make withholdings or payments on account to the Public Treasury, which in any event will be passed on to the Participant.
Each Participant will be responsible for meeting the Social Security obligations resulting from their participation in these First and Second Cycles, notwithstanding those applicable to their employer.